Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Greg T. Aschman	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA REPORTS THIRD QUARTER 2008 RESULTS;

TAKING ACTION TO PRESERVE PROFITABILITY,

LIQUIDITY THROUGH THE DOWNTURN

Highlights:

•	Net income of $268 million, or $0.33 per share, includes $29 million or $0.04 per share for restructuring.

•	The sequential impact of currency translation was a negative $52 million or $0.06 per share.

•	Revenues of $7.2 billion, up from $6.5 billion in 3rd quarter of 2007, excluding divested businesses.

•	Alumina segment improved ATOI over 2nd quarter, and Engineered Products segment had strongest 3rd quarter profitability in history.

•	Segment ATOI of $633 million, with two of four segments higher than 3rd quarter of 2007.

•	Completed purchase of two percent of shares in the quarter, bringing total share buy-back to 12 percent, or roughly half of the authorized levels.

•	Cash on hand at $831 million and debt-to-capital stands at 36.3 percent.

•	Trailing 12-month ROC stands at 11.5 percent excluding investments in growth.

•	Taking action to preserve and enhance strong balance sheet during unprecedented volatility in financial markets.

•	Curtailing non-critical capital programs, suspending share repurchases.

NEW YORK, NY – October 7, 2008 – Alcoa (NYSE: AA) today reported third quarter net income of $268 million, or $0.33 per diluted share. The results include a previously announced $31 million after-tax charge, or $0.04 per share, for the temporary curtailment of the Rockdale, TX aluminum smelter. The negative impact of currency translation on a sequential basis was $52 million, or $0.06 per share.

Net income in the third quarter of 2007 was $555 million, or $0.63 per share. Included in the third quarter 2007 results was the net benefit of $218 million, or $0.25 per share, for the gain on the sale of the company’s stake in Chalco, restructuring, and transaction costs. Net income in the second quarter of 2008 was $546 million, or $0.66 per share.

“Despite rising costs and sluggish end markets, combined profitability in the four business segments was in line with last year’s third quarter,” said Klaus Kleinfeld, Alcoa President and Chief Executive Officer.

“Recently, aluminum prices have fallen steeply and demand has softened further, while input costs remain high,” said Kleinfeld. “The resulting margin squeeze will have a greater impact going forward, but will be somewhat mitigated by the easing of energy prices and a stronger U.S. dollar. We will continue to manage our business to keep it competitive in a turbulent global environment.

“We have taken action to conserve cash and maximize profitability through very adverse economic conditions,” said Kleinfeld. “Given the sharp decline in metal prices and increasingly soft demand in our key markets, we are stopping all non-critical capital projects, making targeted reductions to match market conditions, and are adjusting our manufacturing capacity to meet demand in rapidly changing upstream and downstream markets. We are halting production at our smelter in Rockdale, Texas, adjusting alumina capacity accordingly, and are continually reviewing under-performing assets throughout our portfolio. And, we are suspending our share buy-back program.

“While we face volatile and uncertain markets today, longer term trends will drive a rebound in global aluminum demand and the forward market reflects underlying optimism on medium term aluminum pricing,” said Kleinfeld. “During difficult times, we will examine opportunities across the industry to improve our competitiveness, use every lever to improve profitability, and position the company to deliver stronger value when demand improves.”

Revenues for the quarter were $7.2 billion, down slightly from $7.6 billion in the second quarter of 2008 due to lower metal prices, seasonal downturns in Europe, and weak end markets, particularly the automotive sector. Revenues in the third quarter 2007 were $6.5 billion after excluding the divested businesses.

In the first nine months of 2008, net income was $1.1 billion, or $1.36 per share, and revenues were $22.2 billion. Year-to-date, cash from operations was $626 million, which includes a discretionary $400 million pension contribution in the third quarter.

Capital expenditures for the quarter were $877 million, with 65 percent dedicated to growth projects. The Company’s debt-to-capital ratio stood at 36.3 percent at the end of the quarter. The 12-month trailing return on capital (ROC) stood at 11.5 percent at the end of the third quarter, excluding investments in growth.

Segment and Other Results

Alumina

After-tax operating income (ATOI) was $206 million, an increase of $16 million, or 8 percent, from the prior quarter. Overall production declined slightly in the quarter (30 kmt lower) because of the production loss from the Point Comfort refinery (60 kmt), which was closed during Hurricane Ike. Strong operating performance and a stronger U.S. dollar offset the lower production and higher input costs. Net of insurance recovery, the natural gas supply disruption in Western Australia lowered ATOI by $9 million on a sequential basis.

The company is on track to complete its expansion of the Sao Luis refinery and the new Juruti bauxite mine in Brazil. Those expansions are well under way and will begin to deliver positive cash flow to the company in 2009.

Primary Metals

ATOI was $297 million, a decrease of $131 million, or 31 percent, from the prior quarter. Third-party realized ingot price decreased sequentially from $3,058/mt to $2,945/mt due to lower LME pricing coupled with a less favorable product mix and lower regional pricing premiums. Meanwhile, escalating market prices for carbon products and energy continue to negatively impact earnings.

The company’s newest smelter (Fjardaal) produced at nameplate capacity for the second consecutive quarter and is currently the highest-quality metal in Alcoa’s global system.

Flat-Rolled Products

ATOI was $29 million, a decrease of $26 million, or 47 percent, from the prior quarter. This decline is slightly higher than the typical 35 percent seasonal decline that was forecasted during last quarter’s analysts’ call. The higher than expected decline is due to weaker than expected market conditions in North America and Europe as well as the impact of the machinists’ strike at Boeing. In addition, alloying materials such as manganese, silicon, and magnesium have experienced substantial price increases year-over-year.

Engineered Products and Solutions

ATOI was $101 million, a record third quarter. This was a decrease of $56 million, or 36 percent, from the prior quarter. This decline is slightly higher than the typical 25 to 30 percent seasonal decline that we forecasted during last quarter’s analysts’ call. The greater decline is primarily a result of weakening market conditions. Due to tighter credit conditions and high gas prices, annual automotive build rates are now projected to decline 14 percent in North America. Commercial transportation markets have also been weaker than expected. North America Class 8 truck builds dropped 13 percent quarter-over-quarter. Also, lower demand for spares in the aerospace after-market has been driven by little or no growth in global airline capacity.

ATOI to Net Income Reconciliation

The largest variance in reconciling items was in the “Other” line item which includes a $90 million unfavorable sequential change due to currency translation.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on Tuesday, October 7, 2008 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum and alumina combined, through its active and growing participation in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, and building systems. The Company has 97,000 employees in 34 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to mitigate impacts from energy supply interruptions or from unfavorable currency fluctuations or from increased energy, transportation and raw materials costs or other cost inflation; (d) continued volatility and further deterioration in the financial markets, including severe disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to achieve the level of cash generation or conservation, return on capital improvement, cost reductions, or earnings or revenue growth anticipated by management; (f) Alcoa’s inability to complete its growth projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007, Forms 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2007	June 30, 2008	September 30, 2008
Sales	$7,387	$7,620	$7,234

Cost of goods sold (exclusive of expenses below)	5,910	6,090	5,944
Selling, general administrative, and other expenses	365	306	283
Research and development expenses	64	64	64
Provision for depreciation, depletion, and amortization	338	321	316
Goodwill impairment charge	133	—	—
Restructuring and other charges	444	2	43
Interest expense	151	87	97
Other (income) expenses, net	(1,731)	(97)	17

Total costs and expenses	5,674	6,773	6,764

Income from continuing operations before taxes on income	1,713	847	470
Provision for taxes on income	1,079	231	117

Income from continuing operations before minority interests’ share	634	616	353
Less: Minority interests’ share	76	70	84

Income from continuing operations	558	546	269

Loss from discontinued operations	(3)	—	(1)

NET INCOME	$555	$546	$268

Earnings (loss) per common share:
Basic:
Income from continuing operations	$0.64	$0.67	$0.33
Loss from discontinued operations	—	—	—

Net income	$0.64	$0.67	$0.33

Diluted:
Income from continuing operations	$0.64	$0.66	$0.33
Loss from discontinued operations	(0.01)	—	—

Net income	$0.63	$0.66	$0.33

Average number of shares used to compute:
Basic earnings per common share	867,664,875	815,990,095	807,570,516
Diluted earnings per common share	877,700,035	825,387,079	815,207,909

Shipments of aluminum products (metric tons)	1,328,000	1,407,000	1,342,000

Alcoa and subsidiaries

Statement of Consolidated Income (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2007	2008
Sales	$23,361	$22,229

Cost of goods sold (exclusive of expenses below)	18,095	17,926
Selling, general administrative, and other expenses	1,089	917
Research and development expenses	171	194
Provision for depreciation, depletion, and amortization	959	956
Goodwill impairment charge	133	—
Restructuring and other charges	413	83
Interest expense	320	283
Other income, net	(1,835)	(22)

Total costs and expenses	19,345	20,337

Income from continuing operations before taxes on income	4,016	1,892
Provision for taxes on income	1,768	553

Income from continuing operations before minority interests’ share	2,248	1,339
Less: Minority interests’ share	301	221

Income from continuing operations	1,947	1,118

Loss from discontinued operations	(15)	(1)

NET INCOME	$1,932	$1,117

Earnings (loss) per common share:
Basic:
Income from continuing operations	$2.24	$1.37
Loss from discontinued operations	(0.02)	—

Net income	$2.22	$1.37

Diluted:
Income from continuing operations	$2.22	$1.36
Loss from discontinued operations	(0.02)	—

Net income	$2.20	$1.36

Average number of shares used to compute:
Basic earnings per common share	869,245,090	813,550,439
Diluted earnings per common share	877,964,737	821,471,192

Common stock outstanding at the end of the period	852,046,355	800,317,368

Shipments of aluminum products (metric tons)	4,057,000	4,106,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2007	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$483	$831
Receivables from customers, less allowances of $72 in 2007 and $57 in 2008	2,602	2,700
Other receivables	451	588
Inventories	3,326	3,844
Prepaid expenses and other current assets	1,224	1,309

Total current assets	8,086	9,272

Properties, plants, and equipment	31,601	32,877
Less: accumulated depreciation, depletion, and amortization	14,722	14,901

Properties, plants, and equipment, net	16,879	17,976

Goodwill	4,806	5,084
Investments	2,038	2,689
Other assets	4,046	4,014
Assets held for sale	2,948	3

Total assets	$38,803	$39,038

LIABILITIES
Current liabilities:
Short-term borrowings	$569	$498
Commercial paper	856	1,207
Accounts payable, trade	2,787	2,791
Accrued compensation and retirement costs	943	896
Taxes, including taxes on income	644	380
Other current liabilities	1,165	1,217
Long-term debt due within one year	202	54

Total current liabilities	7,166	7,043

Long-term debt, less amount due within one year	6,371	8,370
Accrued pension benefits	1,098	858
Accrued postretirement benefits	2,753	2,577
Other noncurrent liabilities and deferred credits	1,943	1,852
Deferred income taxes	545	532
Liabilities of operations held for sale	451	1

Total liabilities	20,327	21,233

MINORITY INTERESTS	2,460	2,740

SHAREHOLDERS’ EQUITY
Preferred stock	55	55
Common stock	925	925
Additional capital	5,774	5,842
Retained earnings	13,039	13,600
Treasury stock, at cost	(3,440)	(4,326)
Accumulated other comprehensive loss	(337)	(1,031)

Total shareholders’ equity	16,016	15,065

Total liabilities and equity	$38,803	$39,038

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2007	2008
CASH FROM OPERATIONS
Net income	$1,932	$1,117
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	959	957
Deferred income taxes	518	(15)
Equity income, net of dividends	(79)	(66)
Goodwill impairment charge	133	—
Restructuring and other charges	413	83
Gains from investing activities – asset sales	(1,772)	(30)
Provision for doubtful accounts	13	8
Loss from discontinued operations	15	1
Minority interests	301	221
Stock-based compensation	83	85
Excess tax benefits from stock-based payment arrangements	(77)	(15)
Other	(33)	(32)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	224	(213)
Decrease (increase) in inventories	184	(595)
(Increase) in prepaid expenses and other current assets	(100)	(73)
Increase in accounts payable, trade	28	56
(Decrease) in accrued expenses	(173)	(369)
Increase in taxes, including taxes on income	341	4
Cash received on long-term aluminum supply contract	93	—
Pension contributions	(297)	(485)
Net change in noncurrent assets and liabilities	(188)	(16)
(Increase) decrease in net assets held for sale	(49)	4

CASH PROVIDED FROM CONTINUING OPERATIONS	2,469	627
CASH USED FOR DISCONTINUED OPERATIONS	(1)	(1)

CASH PROVIDED FROM OPERATIONS	2,468	626

FINANCING ACTIVITIES
Net change in short-term borrowings	102	(76)
Net change in commercial paper	(1,116)	351
Additions to long-term debt	2,049	2,105
Debt issuance costs	(126)	(13)
Payments on long-term debt	(848)	(192)
Common stock issued for stock compensation plans	819	177
Excess tax benefits from stock-based payment arrangements	77	15
Repurchase of common stock	(1,548)	(1,082)
Dividends paid to shareholders	(447)	(420)
Dividends paid to minority interests	(310)	(193)
Contributions from minority interests	369	429

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(979)	1,101

INVESTING ACTIVITIES
Capital expenditures	(2,615)	(2,421)
Acquisitions, net of cash acquired	(15)	(276)
Acquisitions of minority interests	—	(141)
Proceeds from the sale of assets and businesses	87	2,684
Additions to investments	(123)	(1,276)
Sales of investments	1,981	72
Net change in short-term investments and restricted cash	(23)	(2)
Other	2	(27)

CASH USED FOR INVESTING ACTIVITIES	(706)	(1,387)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	25	8

Net change in cash and cash equivalents	808	348
Cash and cash equivalents at beginning of year	506	483

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,314	$831

Alcoa and subsidiaries

Segment Information (unaudited) (1)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q07	2Q07	3Q07	4Q07	2007	1Q08	2Q08	3Q08
Alumina:
Alumina production (kmt)	3,655	3,799	3,775	3,855	15,084	3,870	3,820	3,790
Third-party alumina shipments (kmt)	1,877	1,990	1,937	2,030	7,834	1,995	1,913	2,010
Third-party sales	$645	$712	$664	$688	$2,709	$680	$717	$805
Intersegment sales	$579	$587	$631	$651	$2,448	$667	$766	$730
Equity income (loss)	$1	$—	$(1)	$1	$1	$2	$2	$2
Depreciation, depletion, and amortization	$56	$62	$76	$73	$267	$74	$67	$68
Income taxes	$100	$102	$89	$49	$340	$57	$67	$91
After-tax operating income (ATOI)	$260	$276	$215	$205	$956	$169	$190	$206

Primary Metals:
Aluminum production (kmt)	899	901	934	959	3,693	995	1,030	1,011
Third-party aluminum shipments (kmt)	518	565	584	624	2,291	665	750	704
Alcoa’s average realized price per metric ton of aluminum	$2,902	$2,879	$2,734	$2,646	$2,784	$2,801	$3,058	$2,945
Third-party sales	$1,633	$1,746	$1,600	$1,597	$6,576	$1,877	$2,437	$2,127
Intersegment sales	$1,477	$1,283	$1,171	$1,063	$4,994	$1,105	$1,108	$1,078
Equity income	$22	$18	$11	$6	$57	$9	$10	$1
Depreciation, depletion, and amortization	$95	$102	$102	$111	$410	$124	$128	$131
Income taxes	$214	$196	$80	$52	$542	$116	$131	$29
ATOI	$504	$462	$283	$196	$1,445	$307	$428	$297

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	597	612	632	600	2,441	610	591	580
Third-party sales	$2,467	$2,535	$2,494	$2,436	$9,932	$2,492	$2,525	$2,488
Intersegment sales	$65	$77	$70	$71	$283	$77	$77	$58
Depreciation, depletion, and amortization	$60	$61	$64	$59	$244	$60	$63	$54
Income taxes	$31	$37	$32	$7	$107	$22	$23	$21
ATOI	$60	$97	$62	$(15)	$204	$41	$55	$29

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	55	52	51	49	207	48	49	45
Third-party sales	$1,676	$1,715	$1,662	$1,666	$6,719	$1,772	$1,873	$1,716
Depreciation, depletion, and amortization	$41	$41	$44	$45	$171	$42	$42	$42
Income taxes	$49	$52	$46	$17	$164	$56	$70	$42
ATOI	$105	$119	$82	$76	$382	$138	$157	$101

Packaging and Consumer (2):
Third-party aluminum shipments (kmt)	35	40	37	45	157	19	—	—
Third-party sales	$736	$837	$828	$887	$3,288	$497	$19	$—
Depreciation, depletion, and amortization	$30	$30	$29	$—	$89	$—	$—	$—
Income taxes	$7	$17	$17	$27	$68	$10	$—	$—
ATOI	$19	$37	$36	$56	$148	$11	$—	$—

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q07	2Q07	3Q07	4Q07	2007	1Q08	2Q08	3Q08
Reconciliation of ATOI to consolidated net income:
Total segment ATOI	$948	$991	$678	$518	$3,135	$666	$830	$633
Unallocated amounts (net of tax):
Impact of LIFO	(27)	(16)	10	9	(24)	(31)	(44)	(5)
Interest income	11	9	10	10	40	9	12	10
Interest expense	(54)	(56)	(98)	(53)	(261)	(64)	(57)	(63)
Minority interests	(115)	(110)	(76)	(64)	(365)	(67)	(70)	(84)
Corporate expense	(86)	(101)	(101)	(100)	(388)	(82)	(91)	(77)
Restructuring and other charges	(18)	21	(311)	1	(307)	(30)	(2)	(29)
Discontinued operations	(11)	(1)	(3)	8	(7)	—	—	(1)
Other	14	(22)	446	303	741	(98)	(32)	(116)

Consolidated net income	$662	$715	$555	$632	$2,564	$303	$546	$268

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	In the first quarter of 2008, management approved a realignment of Alcoa’s reportable segments to better reflect the core businesses in which Alcoa operates and how it is managed. This realignment consisted of eliminating the Extruded and End Products segment and realigning its component businesses as follows: the building and construction systems business is reported in the Engineered Products and Solutions segment; the hard alloy extrusions business and the Russian extrusions business are reported in the Flat-Rolled Products segment; and the remaining segment components, consisting primarily of the equity investment/income of Alcoa’s interest in the Sapa AB joint venture, and the Latin American extrusions business, are reported in Corporate. Additionally, the Russian forgings business was moved from the Engineered Products and Solutions segment to the Flat-Rolled Products segment, where all Russian operations are now reported. Prior period amounts were reclassified to reflect the new segment structure. Also, the Engineered Solutions segment was renamed the Engineered Products and Solutions segment.
(2)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. In the 2008 second quarter, Alcoa received regulatory and other approvals for a small number of locations that did not close in the 2008 first quarter. Also, in the 2008 third quarter, one final remaining location was transferred to Rank. The Packaging and Consumer segment no longer contains any operations.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Bloomberg Return on Capital (1)			Bloomberg Return on Capital, Excluding Growth Investments (1)

	Twelve months ended September 30,			Twelve months ended September 30,
	2007	2008		2007	2008
Net income	$2,291	$1,749	Net income	$2,291	$1,749

Minority interests	399	285	Minority interests	399	285

Interest expense (after tax)	246	312	Interest expense (after tax)	246	312

Numerator	$2,936	$2,346	Numerator	2,936	2,346

			Net losses of growth investments (3)	57	132

			Adjusted numerator	$2,993	$2,478

Average Balances			Average Balances
Short-term borrowings	$497	$537	Short-term borrowings	$497	$537
Short-term debt	525	126	Short-term debt	525	126
Commercial paper	1,275	782	Commercial paper	1,275	782
Long-term debt	5,390	7,351	Long-term debt	5,390	7,351
Preferred stock	55	55	Preferred stock	55	55
Minority interests	1,927	2,532	Minority interests	1,927	2,532
Common equity (2)	15,255	15,435	Common equity (2)	15,255	15,435

Denominator	$24,924	$26,818	Denominator	24,924	26,818

			Capital projects in progress and capital base of growth investments (3)	(4,430)	(5,244)

			Adjusted denominator	$20,494	$21,574

Return on capital	11.8%	8.7%	Return on capital, excluding growth investments	14.6%	11.5%

Return on capital, excluding growth investments is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides greater insight with respect to the underlying operating performance of the company’s productive assets. The company has significant growth investments underway in its upstream and downstream businesses, as previously noted, with expected completion dates over the next several years. As these investments generally require a period of time before they are productive, management believes that a return on capital measure excluding these growth investments is more representative of current operating performance.

(1)	The Bloomberg Methodology calculates ROC based on the trailing four quarters. Average balances are calculated as (September 2008 ending balance + September 2007 ending balance) divided by 2 for the twelve months ended September 30, 2008, and (September 2007 ending balance + September 2006 ending balance) divided by 2 for the twelve months ended September 30, 2007.
(2)	Calculated as total shareholders’ equity less preferred stock.
(3)	For all periods presented, growth investments include Russia, Bohai, and Kunshan.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in millions)

Third-party Sales

	Quarter ended
	September 30, 2007	September 30, 2008
Alcoa	$7,387	$7,234

Divested businesses (a)	885	—

Alcoa, excluding divested businesses	$6,502	$7,234

Third-party sales excluding divested businesses is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding divested businesses since they are no longer reflective of Alcoa’s continuing operations.

(a)	Divested businesses include the businesses within the Packaging and Consumer segment, certain U.S. locations of the Soft Alloy Extrusions business that were not contributed to the Sapa AB joint venture, and the Automotive Castings business.